Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of March 31, 2011, by and between Capstone Turbine Corporation, a Delaware corporation (“Buyer”), and Calnetix Power Solutions, LLC, a Delaware limited liability company and successor in interest to Calnetix Power Solutions, Inc. (the “Seller”).

RECITALS:

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement, dated as of February 1, 2010 (the “Asset Purchase Agreement”), pursuant to which Seller agreed to sell, transfer, convey, assign and deliver, and Buyer agreed to purchase, as of March 31, 2011, all of Seller’s right, title and interest in and to (i) all Manufacturing Equipment, except as otherwise set forth on Schedule 3.5(c) of the Asset Purchase Agreement, (ii) all remaining Inventory listed on Schedule 3.13(a) of the Asset Purchase Agreement, and (iii) any remaining Buyer Approved Post-Closing Purchases;

WHEREAS, this Amendment is executed in accordance with Section 7.7 of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement.

2.             Amendment to Asset Purchase Agreement. Buyer and Seller hereby agree that the introduction to Section 2.1(c) of the Asset Purchase Agreement shall be amended with additions indicated by double-underlined text and deletions indicated by strike-through text as follows:

“(c)         On ~~March 31, 2011~~ a mutually agreeable date no later than April 29, 2011 (the “Second Closing Date”), Buyer agrees to purchase and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer (at Buyer’s expense):”

3.             Effect of Amendment. Except as amended hereby, all terms and provisions of the Asset Purchase Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Asset Purchase Agreement and this Amendment, the provisions of this Amendment shall control.

4.             Severability. Every provision of this Amendment is intended to be severable. If any term or provision of this Amendment is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Amendment.

5.             Counterparts. This Amendment may be executed in one or more counterparts all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names as of the date first above written.

BUYER:

CAPSTONE TURBINE CORPORATION

By:	/s/ Edward Reich
Name:	Edward Reich
Title:	CFO

SELLER:

CALNETIX POWER SOLUTIONS, LLC

By:	/s/ Vatche Artinian
Name:	Vatche Artinian
Title:	President